SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2003

SILICON IMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26887	77-0396307
(Commission File Number)	(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 616-4000

(Registrant’s telephone number)

(Former name or former address, if changed since last report)

ITEM 2:         ACQUISITION OR DISPOSITION OF ASSETS.

On April 7, 2003, Silicon Image, Inc., a Delaware corporation, completed its acquisition of TransWarp Networks, Inc., a Delaware corporation.  The acquisition was effectuated by merging TransWarp Networks with and into a wholly-owned subsidiary of Silicon Image, with the subsidiary surviving the merger.  The merger is intended to qualify as a tax-free reorganization, and Silicon Image will account for the acquisition using the purchase method of accounting.

In connection with the acquisition, Silicon Image issued approximately 2,500,817 shares of common stock in exchange for all of the outstanding shares of TransWarp Networks capital stock, and converted all outstanding TransWarp Networks options into options to purchase approximately 760,145 shares of Silicon Image common stock.  Approximately 391,579 of the shares of Silicon Image common stock issued will be held in escrow for a period of eighteen months as collateral for indemnity obligations of the principal TransWarp Networks stockholders.  Silicon Image also assumed TransWarp Network’s 2002 Stock Option/Stock Issuance Plan, under which a reserve of approximately 116,461 shares of Silicon Image common stock remained available for future issuance as of April 7, 2003.  In addition, some employees of TransWarp Networks, including an executive officer, will become employees of Silicon Image, and Silicon Image may in the future grant additional options in connection with these employment arrangements.

A press release announcing the transaction is attached as Exhibit 99.01 to this report.

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)           Exhibits.

2.01                           Agreement and Plan of Reorganization, dated December 9, 2002, among Silicon Image, a wholly owned subsidiary of Silicon Image, TransWarp Networks, Inc., certain stockholders of TransWarp Networks and TransWarp Networks’ stockholder agent.

99.01                     Press Release issued by Silicon Image on March 24, 2003, announcing the merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2003	SILICON IMAGE, INC.

	By:	/s/ Robert G. Gargus
Robert G. Gargus Vice President Finance and Administration and Chief Financial Officer

Exhibit Index

Exhibit No.	Title
2.01

Agreement and Plan of Reorganization, dated December 9, 2002, among Silicon Image, a wholly owned subsidiary of Silicon Image, TransWarp Networks, Inc., certain stockholders of TransWarp Networks and TransWarp Networks’ stockholder agent.

99.01	Press Release issued by Silicon Image on March 24, 2003, announcing the merger.